Exhibit 99.1

VirnetX Receives Court’s Final Judgment Affirming Jury’s Verdict of $1.20 Per Infringing Apple Device

$439.7 Million Final Judgement Includes Jury Verdict, Willful Infringement, Interest and Attorney Fees

ZEPHYR COVE, Nevada.,– October 16, 2017 – VirnetX™ Holding Corporation (NYSE AMERICAN: VHC), an Internet security software and technology company, announced today that on September 29, 2017, the United States District Court for the Eastern District of Texas, Tyler Division, entered a Final Judgement and issued its Memorandum Opinion and Order (“Order”) regarding post-trial motions resulting from the prior $302.4 million jury verdict (“Verdict”) for VirnetX in the ongoing patent infringement action between VirnetX Inc. (“VirnetX”) and Apple Inc (“Apple”).

In the Order, the Court denied all of Apple’s motions: motion for judgment as a matter of law of non-infringement, motion for judgment as a matter of law on damages, motion for a new trial on infringement, and motion for a new trial on damages. The Court granted all VirnetX’s motions; motion for willful infringement and enhanced the royalty rate during the willfulness period by 50 percent, from $1.20 to $1.80, awarding VirnetX, enhanced damages in the amount of $41,271,364.80 against Apple thereby, granting VirnetX a total sum of $343,699,314.80 in pre-interest damages. The Court also awarded costs, certain attorneys’ fees, and prejudgment interest to VirnetX, and directed the parties to meet and confer regarding these amounts. On October 13, 2017, having met and conferred and having reached agreements on all amounts, parties jointly filed a motion asking the Court to grant VirnetX an additional sum in the amount of $96,028,103.58 in agreed Bill of Costs, Attorneys’ Fees, and Prejudgment Interest. The Final Judgement is only subject to appeal stemming from new issues unresolved in the Apple I case, remanded back from the United States Court of Appeals for the Federal Circuit.  The total Final Judgement amount including Jury Verdict, Willful Infringement, Interest, Costs and Attorney Fees is $439,727,418.

“We are elated with the Court’s Final Judgement of $439 million in that not only did it affirm the jury’s verdict of $1.20 per infringing iPhone, iPad and Mac Product, but also added for willful infringement, interest and attorney fees.  This is the third time a jury has ruled in our favor against Apple,” said Kendall Larsen, VirnetX CEO and President.  “This Final Judgement amount is large because sales of Apple’s infringing products are large.  The cost of our security technology in infringing devices has been apportioned and is less than a quarter of one percent of the device’s cost. We believe this established per device rate for security is very reasonable and will greatly assist us with our domestic and global licensing efforts.”

About VirnetX

VirnetX Holding Corporation is an Internet security software and technology company with patented technology for secure communications including 4G LTE security. The Company’s software and technology solutions, including its secure domain name registry and Gabriel Connection Technology™, are designed to facilitate secure communications and to create a secure environment for real-time communication applications such as instant messaging, VoIP, smart phones, eReaders and video conferencing. The Company’s patent portfolio includes over 115 U.S. and international patents and over 50 pending applications. For more information, please visit www.virnetx.com

Forward Looking Statements
Statements in this press release that are not statements of historical or current fact, including statements regarding the strength of VirnetX’s intellectual property, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on expectations, estimates and projections about the markets in which the Company operates, management’s beliefs, and certain assumptions made by management and involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements, including but not limited to (1) the outcome of any legal proceedings that have been or may be initiated by the Company or that may be initiated against the Company;, including pending and future inter partes review proceedings in the Patent and Trademark Office (2) the ability to capitalize on the Company’s patent portfolio and generate licensing fees and revenues; (3) the ability of the Company to be successful in entering into licensing relationships with its targeted customers on commercially acceptable terms; (4) potential challenges to the validity of the Company’s patents underlying its licensing opportunities; (5) the ability of the Company to achieve widespread customer adoption of the Company’s Gabriel Communication Technology™ and its secure domain name registry; (6) the level of adoption of the 3GPP Series 33 security specifications; (7) whether or not the Company’s patents or patent applications may be determined to be or become essential to any standards or specifications in the 3GPP LTE, SAE project or otherwise; (8) the extent to which specifications relating to any of the Company’s patents or patent applications may be adopted as a final standard, if at all; and (9) the possibility that Company may be adversely affected by other economic, business, and/or competitive factors.  In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” or “plans” to be uncertain and forward-looking.  The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including those under the heading “Risk Factors” in Company’s Annual Report on Form 10-K filed on March 16, 2017 and Quarterly Report on Form 10-Q filed with the SEC on August 9, 2017. Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict.  Except as required by law, the Company is under no duty to update any of the forward-looking statements after the date of this press release to conform to actual results.

Contact:
Investor Relations
VirnetX Holding Corporation
775.548.1785
ir@virnetx.com

VirnetX, Gabriel Collaboration Suite, Gabriel Secure Communications Platform and GABRIEL Connection Technology are trademarks of VirnetX Holding Corporation. Other company and product names may be trademarks of their respective owner